Exhibit 4.2

WARRANT CERTIFICATE
THIS WARRANT CERTIFICATE AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE SECURITIES ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IN EACH CASE, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.

Warrant Shares Issuable:	646,667

Warrant Certificate No.:	WB-01

Issue Date:	May__, 2019 (the “Issue Date”)
FOR VALUE RECEIVED, ARCHERDX, INC., a Delaware corporation (the “Company”), hereby certifies that PERCEPTIVE CREDIT HOLDINGS II, LP, a Delaware limited partnership (the “Initial Holder” and, together with its successors and permitted transferees and assigns, a “Holder”) is entitled to purchase, at the per share Exercise Price, up to 646,667 fully paid and nonassessable shares of the Company’s Series B Preferred Stock (defined below) all subject to the terms, conditions and adjustments set forth below in this Warrant Certificate. Certain capitalized terms used herein are defined in Section 1.
This Warrant Certificate has been issued as a condition precedent to the making of loans under and pursuant to of the Credit and Guaranty Agreement, dated as of May __, 2019 (as amended or otherwise modified from time to time, the “Credit Agreement”), among the Company, as borrower, certain Subsidiaries of the Company from time to time party thereto, the lenders from time to time party thereto, and Perceptive Credit Holdings II, LP, as the administrative agent for the lenders.
Section 1.Definitions. Capitalized terms used in this Warrant Certificate but not defined herein will have the meanings ascribed thereto in the Credit Agreement as in effect on the date hereof. The following terms when used herein have the following meanings:
“Affiliate” has the meaning set forth in the Credit Agreement (as in effect on the Issue Date).
“Aggregate Exercise Price” means, with respect to any exercise of this Warrant Certificate for Warrant Shares, an amount equal to the product of (i) the number of Warrant Shares in respect of which this Warrant Certificate is then being exercised pursuant to Section 3, multiplied by (ii) the Exercise Price.
“Bloomberg” has the meaning set forth within the definition of “VWAP”.

“Cashless Exercise” has the meaning set forth in Section 3(b).
“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of Delaware on May__, 2019.
“Common Stock” means the Company’s Common Stock, par value $0.01.
“Company” has the meaning set forth in the preamble.
“Convertible Securities” means any Equity Interests that, directly or indirectly, are convertible into or exchangeable for Series B Preferred Stock or Common Stock.
“Credit Agreement” has the meaning set forth in the preamble.
“Determination Date” has the meaning set forth in the definition of “VWAP”.
“Equity Holder Document” means any of the following: (i) the Amended and Restated Investor Rights Agreement, dated as of May __, 2019, among the Company and certain of its stockholders; (ii) the Amended and Restated Right of First Refusal and Co-sale Agreement, dated as of May __, 2019, among the Company and certain of its stockholders; and (iii) the Amended and Restated Voting Agreement, dated as of May __, 2019, among the Company and certain of its stockholders, in each case as amended from time to time.
“Equity Interests” has the meaning set forth in the Credit Agreement (as in effect on the Issue Date).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exercise Certificate” has the meaning set forth in Section 3(a)(i).
“Exercise Date” means, for any given exercise of this Warrant Certificate, whether in whole or in part, a Business Day on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., New York City time, including, without limitation, the receipt by the Company of the Exercise Certificate.
“Exercise Period” means the period from (and including) the Issue Date to (and including) 5:00 p.m., New York City time, on May___, 2026.
“Exercise Price” means the Original Issue Price (as defined in the Certificate of Incorporation) of the Series B Preferred Stock.
“Expiration Date” means May___, 2026.
“Fair Market Value” means, if the Warrant Shares are traded on a Trading Market, (i) the VWAP of such Warrant Shares for such day or (ii) if there have been no sales of such Warrant Shares on any Trading Market on any such day, the average of the highest bid and lowest asked prices for such Warrant Shares on all applicable Trading Markets at the end of such day; provided that if at any time any particular Warrant Shares are not listed, quoted or otherwise available for trading on any Trading Market (so that no Trading Date shall have occurred), the “Fair Market Value” of such Warrant Shares shall be the fair market value per share of such Warrant Shares as determined jointly by the Board and the Holder; provided further, that, in the event the Board and Holder are unable to so mutually agree, Fair Market Value shall be determined pursuant to Section 10(a).]
“Holder” has the meaning set forth in the preamble.
“Independent Advisor” has the meaning set forth in Section 10(a).
“Initial Holder” has the meaning set forth in the preamble.
“Issue Date” means the date designated as such on the first page of this Warrant Certificate.
“Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, and is then current in its filing of all required reports and other information under the Securities Act and the Exchange Act; (ii) if such securities are to be delivered to a Holder in connection with an Acquisition, the class and series of such securities of the issuer that would be received by the Holder in connection with such Acquisition were the Holder to exercise this Warrant on or prior to the closing thereof is then traded on New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market or any other national securities exchange, and (iii) following the closing of such Acquisition, the Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by the Holder in such Acquisition were the Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond 180 days from the closing of such Acquisition to the extent such restrictions may be lifted at such time under the applicable federal or state securities laws, rules or regulations.
“Nasdaq” means The Nasdaq Stock Market, Inc.
“NYSE” means the New York Stock Exchange.
“Options” means any warrants, options or similar rights to subscribe for or purchase Common Stock, Series B Preferred Stock or Convertible Securities.
“OTC Bulletin Board” means the National Association of Securities Dealers, Inc. OTC Bulletin Board.
“Registration Statement” means any registration statement of the Company that covers any of its Common Stock, including any prospectus, amendments or supplements to such Registration Statement, including post-effective amendments and all exhibits and all materials incorporated by reference in such Registration Statement.
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Sale of the Company” means a transaction pursuant to which (i) either (x) any Person or group of Persons acting jointly or otherwise in concert (other than the Holder) acquires ownership, directly or indirectly, beneficially or of record, of Equity Interests of the Borrower having more than fifty percent (50%) of the aggregate ordinary voting power, determined on a fully diluted basis, or (y) all or substantially all of the property or businesses of the Borrower and its Subsidiaries, taken as a whole, are sold and (ii) all Obligations (as defined in the Credit Agreement) outstanding under the Credit Agreement are to be paid in full in cash, whether pursuant to the terms of the transaction, pursuant to the terms of the Credit Agreement (including Section 11 thereof) or otherwise.
“SEC” means the Securities and Exchange Commission or any successor thereto.
“Securities Act” means the Securities Act of 1933, as amended.
“Series B Preferred Stock” means, as designated and defined in the Certificate of Incorporation, the Company’s Series B Preferred Stock having a par value $0.001 per share, and any capital stock into which such Series B Preferred Stock shall have been converted, exchanged or reclassified following the Issue Date.
“Series B Preferred Stock Deemed Outstanding” means, at any given time, the sum of (i) the number of shares of Series B Preferred Stock actually outstanding at such time, plus (ii) the number of shares of Series B Preferred Stock issuable upon exercise of Options actually outstanding at such time, plus (iii) the number of shares of Series B Preferred Stock issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, regardless of whether the Options or Convertible Securities are actually exercisable at such time; provided that Series B Preferred Stock Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Company or any or its wholly owned subsidiaries.
“Subsidiary” means, with respect to any Person (for purposes of this definition, the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP (as defined in the Credit Agreement) as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, directly or indirectly, or (ii) that is, as of such date, otherwise Controlled (as defined in the Credit Agreement), by the parent or one or more direct or indirect subsidiaries of the parent or by the parent and one or more direct or indirect subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
“Trading Market” means, with respect to the Warrant Shares, the principal US exchange or market on which such Warrant Shares are quoted or available for trading, including the Nasdaq, the NYSE, the OTC Bulletin Board or otherwise.
“Unrestricted Conditions” has the meaning set forth in Section 11(a)(ii).
“VWAP” means, with respect to any Warrant Shares, as of any day of determination (a “Determination Date”), the volume weighted average sale price for the period of ten (10) consecutive trading days immediately preceding such Determination Date on the Trading Market for such Warrant Shares as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service reasonably acceptable to the Holder and the Company (collectively, “Bloomberg”) or, if the volume weighted average sale price has not been reported for such security by Bloomberg for such ten (10) day period, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed in the over the counter market by the Financial Industry Regulatory Authority, Inc. or on the OTC Bulletin Board (or any successor) or in the “pink sheets” (or any successor) by the OTC Markets Group, Inc.; provided that if VWAP cannot be calculated for such security on such date in the manner provided above (including because the applicable security is not listed or publicly traded), the VWAP shall be the Fair Market Value as mutually determined by the Board and the Holder; provided further that, in the event the Board and Holder are unable to so mutually agree, Fair Market Value shall be determined pursuant to Section 10(a).
“Warrant Certificate” means this Warrant Certificate and all subsequent warrant certificates issued upon division, combination or transfer of, or in substitution for, this Warrant Certificate.
“Warrant Register” has the meaning set forth in Section 6.
“Warrant Shares” means the shares of Series B Preferred Stock or other Equity Interests of the Company then purchasable upon exercise of this Warrant Certificate in accordance with the terms of this Warrant Certificate.
Section 2.    Term of Warrant Certificate. Subject to the terms and conditions hereof, from time to time during the Exercise Period, the Holder of this Warrant Certificate may exercise this Warrant Certificate for all or any part of the Warrant Shares purchasable hereunder (subject to adjustment as provided herein).
Section 3.    Exercise of Warrant Certificate.
(a)    Exercise Procedure. This Warrant Certificate may be exercised from time to time on any Business Day during the Exercise Period, for all or any part of the unexercised Warrant Shares, upon:
(i)    delivery to the Company at its then registered office of a duly completed and executed Exercise Certificate in the form attached hereto as Exhibit A (each, an “Exercise Certificate”), which certificate will specify the number of Warrant Shares to be purchased and the Aggregate Exercise Price; and
(ii)    simultaneously with the delivery of the Exercise Certificate, payment to the Company of the Aggregate Exercise Price in accordance with Section 3(b); provided that, notwithstanding anything to the contrary herein, in no event shall the Exercise Price be lower than the par value of a Warrant Share.
(b)    Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as expressed in the Exercise Certificate, by any of the following methods:

(i)    by delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price;
(ii)    by instructing the Company to withhold a number of Warrant Shares then issuable upon exercise of this Warrant Certificate with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price; or
(iii)    any combination of the foregoing.
In the event of any withholding of Warrant Shares pursuant to Section 3(b)(ii) or (iii) (solely to the extent of such withholding, a “Cashless Exercise”) where the number of shares whose value is equal to the Aggregate Exercise Price is not a whole number, the number of shares withheld by the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a share being so withheld by the Company in an amount equal to the product of (x) such incremental fraction of a share being so withheld multiplied by (y) the Fair Market Value per Warrant Share as of the Exercise Date.
To the extent permitted by applicable Law, for purposes of Rule 144, it is acknowledged and agreed that (i) the Warrant Shares issuable upon any exercise of this Warrant Certificate in any Cashless Exercise transaction shall be deemed to have been acquired on the Issue Date, and (ii) the holding period for any Warrant Shares issuable upon the exercise of this Warrant Certificate in any Cashless Exercise transaction shall be deemed to have commenced on the Issue Date; provided that the Company makes no representation or warranty regarding the commencement of the holding period of any Warrant Share.
To the extent this Warrant Certificate has not been exercised in full by the Holder prior to the date of any of the following events or circumstances, any portion of this Warrant Certificate that remains unexercised on such date shall be deemed to have been exercised automatically pursuant to a Cashless Exercise, in whole (and not in part), on the Business Day immediately preceding the earliest of the occurrence of (i) the Expiration Date, (ii) a Qualified IPO and (iii) the closing of a Sale of the Company in which the consideration to be received by the Company or its shareholders consists solely of cash, Marketable Securities or a combination thereof.
Upon the closing of any Sale of the Company in which the consideration received by the Company or its shareholders is, in whole or in part, in a form other than cash or Marketable Securities,  the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Warrant Shares issuable upon exercise of the unexercised portion of this Warrant as if such Warrant Shares were outstanding on and as of the closing of such Sale of the Company, subject to further adjustment from time to time in accordance with the provisions hereof.
(c)    Delivery of Stock Certificates. With respect to any exercise of this Warrant Certificate by the Holder, upon receipt by the Company of an Exercise Certificate and delivery of the Aggregate Exercise Price, the Company shall, within five (5) Business Days, deliver in accordance with the terms hereof to or upon the order of the Holder that number of Warrant Shares for the portion of this Warrant Certificate so exercised on such date, together with cash in lieu of any fraction of a share, as provided in Section 3(d). If such Warrant Shares are issued in certificated form, the Company shall deliver a certificate or certificates, to the extent possible, representing the number of Warrant Shares as the Holder shall request in the Exercise Certificate. If such Warrant Shares are issued in uncertificated form, the Company shall deliver upon request a confirmation evidencing the registration of such shares. Unless otherwise provided herein, upon any exercise hereof this Warrant Certificate shall be deemed to have been exercised and such certificate or certificates of Warrant Shares shall be deemed to have been issued, and the Holder shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the Exercise Date.
(d)    Fractional Shares. The Company shall not be required to issue a fractional Warrant Share upon exercise of any Warrant Certificate. As to any fraction of a Warrant Share that the Holder would otherwise be entitled upon such exercise, the Company shall pay to such Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of one Warrant Share on the Exercise Date.
(e)    Surrender of this Warrant Certificate; Delivery of New Warrant Certificate.
(i)    The Holder shall not be required to physically surrender this Warrant Certificate to the Company until this Warrant Certificate has been exercised in full by the Holder, in which case, the Holder shall, at the written request of the Company, surrender this Warrant Certificate to the Company for cancellation within three (3) Business Days after the date the final Exercise Certificate is delivered to the Company. Partial exercises of this Warrant Certificate resulting in subscriptions of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares issuable hereunder by an amount equal to the applicable number of Warrant Shares that have been issued hereunder as a result of previous exercises and withheld in connection with Cashless Exercises. The Holder and the Company shall maintain records showing the number of Warrant Shares issued and purchased, the date of such issuances and purchases and the number of Warrant Shares withheld in connection with Cashless Exercises. The Holder and any assignee, by acceptance of this Warrant Certificate, acknowledge and agree that, by reason of the provisions of this Section 3(e), following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be fewer than the amount stated on the face hereof.
(ii)    Notwithstanding the foregoing, to the extent that there are unexpired and unexercised Warrant Shares remaining under the Warrant Certificate, the Holder may request that the Company (and the Company shall), at the time of delivery of the certificate or certificates representing the Warrant Shares being issued in accordance with Section 3(c) and the surrender of this Warrant Certificate, deliver to the Holder a new Warrant Certificate evidencing the rights of the Holder to subscribe for the unexpired, unexercised and not withheld (in connection with Cashless Exercises) Warrant Shares called for by this Warrant Certificate. Unless otherwise agreed upon by the Holder in its sole discretion, such new Warrant Certificate shall in all other respects be identical to this Warrant Certificate.

(f)    Valid Issuance of Warrant Certificate and Warrant Shares; Payment of Taxes. With respect to the exercise of this Warrant Certificate, the Company hereby represents, warrants, covenants and agrees as follows:
(i)    This Warrant Certificate is, and any Warrant Certificate issued in substitution for or replacement of this Warrant Certificate shall be, upon issuance, duly authorized.
(ii)    All Warrant Shares issuable upon the exercise of this Warrant Certificate (or any substitute or replacement Warrant Certificate) shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any shareholder of the Company and free and clear of all liens and charges.
(iii)    The Company shall take all such actions as may be necessary to ensure that all such Warrant Shares are issued without violation by the Company of any applicable Law or any requirements of any foreign or domestic securities exchange upon which Warrant Shares may be listed at the time of such exercise.
(iv)    The Company shall pay all expenses in connection with, and all governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares issuable upon exercise of their Warrant Certificate.
(v)    The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware and has the capacity and corporate power and authority to enter into this Warrant Certificate.
(vi)    The Company has taken all action required to be taken to authorize the execution, delivery and performance of this Warrant Certificate.
(vii)    This Warrant Certificate has been duly executed by the Company.
(viii)    The obligations of the Company under this Warrant Certificate are legal, valid and binding obligations, enforceable against the Company in accordance with the terms hereof.
(ix)    The Company has complied with all obligations set forth in Section 3(h), below.
(g)    Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of all or any portion of this Warrant Certificate is to be made in connection with a public offering, a Sale of the Company or other possible liquidity transaction, such exercise may, at the election of the Holder, be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.
(h)    Reservation of Shares. The Company shall at all times during the Exercise Period reserve and keep available out of its authorized but unissued Series B Preferred Stock or (if applicable) other securities constituting Warrant Shares, solely for the purpose of issuance upon the exercise of this Warrant Certificate, the maximum number of Warrant Shares issuable upon the exercise of this Warrant Certificate. The Company shall not increase the par value of any Warrant Shares receivable upon the exercise of this Warrant Certificate above the Exercise Price then in effect, and shall take all such actions within its power as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant Certificate.
(i)    Rule 144 Compliance. At all times following the closing of a Public Offering, and with a view to making available to the Holder the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a holder to sell securities of the Company to the public without registration or pursuant to a Registration Statement, the Company shall:
(i)    use reasonable commercial efforts to make and keep adequate public information available, as required by clause (c) of Rule 144;
(ii)    use reasonable commercial efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
(iii)    furnish, or otherwise make available to the Holder so long as the Holder owns Warrant Shares, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed or furnished by the Company as such holder may reasonably request in connection with the sale of Series B Preferred Stock without registration.
(j)    Ownership Cap. The Company shall not knowingly effect the exercise of this Warrant Certificate, and the Initial Holder shall not have the right to exercise this Warrant Certificate to the extent that, after giving effect to such exercise, the Initial Holder (together with its Affiliates) would beneficially own in excess of 9.99% of the Equity Interests of the Company having ordinary voting rights outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of such voting Equity Interests beneficially owned by the Initial Holder and its Affiliates shall include the number of Warrant Shares issuable upon exercise of this Warrant Certificate with respect to which the determination of such aggregate number is being made, but shall exclude Warrant Shares that do not have ordinary voting rights or that would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant Certificate beneficially owned by the Initial Holder and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other Equity Interests of the Company beneficially owned by the Initial Holder and its Affiliates (including, without limitation, any convertible notes or convertible shares or warrants) subject to a limitation on conversion or exercise analogous to the limitations contained herein. Except as set forth in the preceding sentence, for purposes of this Section 3(l) beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Warrant Certificate, in determining the number of outstanding Equity Interests of the Company having ordinary voting rights the Initial Holder of this Warrant Certificate may rely on the number of such outstanding Equity Interests as reflected in the most recent of (i) the Company’s Form 10-K, Form 10-Q or other public filing with the SEC, as the case may be, if available, (ii) a more recent public announcement by the Company, or (iii) any other notice by the Company or its transfer agent setting forth the number of such Equity Interests outstanding. In addition, upon the written request of the Initial Holder, the Company shall, within three (3) Business Days, confirm to the Initial Holder the number of its shares of Equity Interests having ordinary voting rights then outstanding. Furthermore, upon the written request of the Company, the Initial Holder shall promptly confirm to the Company its then current beneficial ownership with respect to the Company’s Equity Interests.
(k)    Following any exercise of this Warrant and with respect to the Warrant Shares issued thereupon, Holder shall, if not already, become a party to each of the Equity Holder Documents, and the Company, at its own expense, shall provide reasonable assistance to the Holder to enable it to become a party to each such document, as applicable. Holder hereby acknowledges and agrees that (i) Holder has had the opportunity to review each of the Equity Holder Documents and the terms and conditions contained therein; and (ii) if the Holder fails to deliver any such counterpart signature page or similar instrument at the time of any exercise of this Warrant, Holder shall, effective upon such exercise, automatically become bound by, and the Warrant Shares issued upon such exercise automatically become subject to, each of the Equity Holder Documents.
Section 4.    Adjustment to Number of Warrant Shares, Exercise Price, etc. The number of Warrant Shares issuable upon exercise of this Warrant Certificate shall be subject to adjustment from time to time as provided in this Section 4.
(a)    Adjustment to Number of Warrant Shares Upon Reorganizations, Reclassifications, etc. In the event of any changes in the outstanding Series B Preferred Stock of the Company by reason of redemptions, recapitalizations, reclassifications, combinations or exchanges of shares, slits or reverse splits, separations, reorganizations, liquidations, substitutions, replacements or the like, the number and class of Warrant Shares available upon exercise of this Warrant Certificate in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Holder of this Warrant Certificate, on exercise for the same aggregate Exercise Price, the total number, class, and kind of shares as the Holder would have owned had this Warrant Certificate been exercised prior to the event and had the Holder continued to hold such Warrant Shares until after the event requiring adjustment. The form of this Warrant Certificate need not be changed because of any adjustment in the number of Warrant Shares subject to this Warrant Certificate.
(b)    Adjustment to Number of Warrant Shares Upon Dividends, Distributions, etc. If the Company declares or pays a dividend or distribution on the outstanding shares of its Series B Preferred Stock payable in cash, Equity Interests or other property, then upon exercise of this Warrant Certificate, for each Warrant Share acquired, the Holder shall receive, without additional cost to the Holder, the total number and kind of cash, Equity Interests or other property which the Holder would have received had the Holder owned the Warrant Shares of record as of the date such dividend or distribution occurred.
(c)    Changes to Conversion Ratio or Conversion Price of Series B Preferred Stock. Without limiting the foregoing, but without duplication of any adjustment to be made pursuant to Section 4(a) or Section 4(b) above, in the event of any changes to the Series B Preferred Stock conversion ratio or the Series Preferred Conversion Price (as defined in the Certificate of Incorporation) of the Series B Preferred Stock pursuant to the terms of the Certificate of Incorporation, then upon exercise of this Warrant Certificate, each Warrant Share acquired as a result of such exercise, without additional cost to the Holder, shall be subject to the conversion ratio or Series Preferred Conversion Price last in effect for the Series B Preferred Stock, as if the Holder had owned the Warrant Shares of record as of the date of such change.

(d)    Mandatory Conversion of Series B Preferred Stock. In the event that, pursuant to the provisions of the Certificate of Incorporation, all outstanding shares of Series B Preferred Stock are converted, automatically or by action of the holders thereof, into Common Stock, then from and after the date on which all outstanding shares of Series B Preferred Stock have been so converted, this Warrant Certificate shall be exercisable for such number of shares of Common Stock into which the Warrant Shares would have been converted had the Warrant Shares been outstanding on the date of such conversion, and the Exercise Price shall equal the Exercise Price in effect as of immediately prior to such conversion divided by the number of shares of Common Stock into which one Warrant Share would have been converted, all subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant Certificate.
(e)    Certificate as to Adjustment.
(i)    As promptly as reasonably practicable following any change or adjustment of the type described above in this Section 4, but in any event not later than five (5) Business Days thereafter, the Company shall furnish to the Holder a certificate of a Responsible Officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.
(ii)    As promptly as reasonably practicable following the receipt by the Company of a written request by the Holder, but in any event not later than five (5) Business Days thereafter, the Company shall furnish to the Holder a certificate of a Responsible Officer certifying the number of Warrant Shares or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of the Warrant Certificate.
(f)    Notices. In the event that, at any time during the Exercise Period the Company shall take a record of the holders of its outstanding capital stock (or other Equity Interests at the time issuable upon exercise of this Warrant Certificate) for the purpose of:
(i)    entitling or enabling such holders to receive any dividend or other distribution, to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security;
(ii)    (x) any capital reorganization of the Company, any reclassification of any outstanding securities, any consolidation or merger of the Company with or into another Person, any Public Offering of the Company’s Equity Interests, (y) a sale of all or substantially all of the Company’s assets to another Person or (z) any liquidation, bankruptcy, dissolution, winding-up or any similar event of the Company; or
(iii)    the voluntary or involuntary dissolution, liquidation or winding-up of the Company;
then, and in each such case, the Company shall send or cause to be sent to the Holder at least ten (10) Business Days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution or other right or action, and a description of such dividend, distribution or other right or action, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of its capital stock (or such other Equity Interests at the time issuable upon exercise of the Warrant Certificate) shall be entitled to exchange their shares of capital stock (or such other Equity Interests), for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Warrant Certificate and the Warrant Shares.
Section 5.    [Reserved.]
Section 6.    Warrant Register. The Company shall keep and properly maintain at its principal executive offices a register (the “Warrant Register”) for the registration of this Warrant Certificate and any transfers thereof. The Company may deem and treat the Person in whose name this Warrant Certificate is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of this Warrant Certificate effected in accordance with the provisions of this Warrant Certificate.
Section 7.    Transfer of Warrant Certificate. Subject to Section 11 hereof, this Warrant Certificate and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant Certificate to the Company at its then principal executive offices with a properly completed and duly executed Assignment in the form attached hereto as Exhibit B. Upon such compliance, surrender and delivery, the Company shall execute and deliver a new Warrant Certificate or Warrant Certificates in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant Certificate evidencing the portion of this Warrant Certificate, if any, not so assigned, and this Warrant Certificate shall promptly be cancelled.
Section 8.    The Holder Not Deemed a Shareholder; Limitations on Liability. Except as otherwise specifically provided herein (including in Section 4(c) above), (i) prior to the Exercise Date, the Holder shall not be entitled to receive dividends, nor shall anything contained in this Warrant Certificate be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to receive dividends or subscription rights, and (ii) prior to the registration of the Holder in the share register of the Company with respect to the Warrant Shares to which the Holder is then entitled to receive upon the due exercise of this Warrant Certificate, the Holder shall not be entitled to vote, nor shall anything contained in this Warrant Certificate be construed to confer upon the Holder, as such, any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise) or receive notice of meetings. In addition, nothing contained in this Warrant Certificate shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant Certificate or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 8, the Company shall provide the Holder with copies of the same notices and other information given to all stockholders of the Company generally, contemporaneously with the giving thereof to such stockholders.

Section 9.    Replacement on Loss; Division and Combination.
(a)    Replacement of Warrant Certificate on Loss. Subject to any further requirements in relation to the cancellation of this Warrant Certificate pursuant to applicable Law, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant Certificate and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant Certificate for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant Certificate of like tenor and exercisable for an equivalent number of Warrant Shares as this Warrant Certificate so lost, stolen, mutilated or destroyed; provided that, in the case of mutilation, no indemnity shall be required if this Warrant Certificate in identifiable form is surrendered to the Company for cancellation.
(b)    Division and Combination of Warrant Certificate. Subject to compliance with the applicable provisions of this Warrant Certificate as to any transfer or other assignment which may be involved in such division or combination, this Warrant Certificate may be divided or, following any such division of this Warrant Certificate, subsequently combined with other Warrant Certificates, upon the surrender of this Warrant Certificate or Warrant Certificates to the Company at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrant Certificates are to be issued, signed by each applicable Holder or its agents or attorneys. Subject to compliance with the applicable provisions of this Warrant Certificate as to any transfer or assignment which may be involved in such division or combination, the Company shall at its own expense execute and deliver a new Warrant Certificate or Warrant Certificates in exchange for this Warrant Certificate or Warrant Certificates so surrendered in accordance with such notice. Such new Warrant Certificate or Warrant Certificates shall be of like tenor to the surrendered Warrant Certificate or Warrant Certificates and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as this Warrant Certificate or Warrant Certificates so surrendered in accordance with such notice.
Section 10.    Disputes; No Impairment, etc. The parties hereto agree as follows:
(a)    Disputes. In the event of any dispute which arises between the Holder and the Company (including the Board of the Company) with respect to the calculation or determination of the adjusted Exercise Price, the number of Warrant Shares, other Equity Interests, cash or other property issuable upon exercise of this Warrant Certificate, the amount or type of consideration due to the Holder in connection with any event, transaction or other matter described in Section 4 above or any other matter involving this Warrant Certificate or the Warrant Shares that is not resolved by the parties after good faith discussions and efforts to reach resolution, upon the request of the Holder the disputed issue(s) shall be submitted to a firm of independent investment bankers or public accountants of recognized national standing, which (i) shall be chosen by the Company and be reasonably satisfactory to the Holder and (ii) shall be completely independent of the Company (an “Independent Advisor”), for determination, and such determination by the Independent Advisor shall be binding upon the Company and the Holder with respect to this Warrant, any Shares issued in connection herewith or the matter in dispute, as the case may be, absent manifest error. Costs and expenses of the Independent Advisor shall be shared 50/50 by the Company and the Holder.

(b)    Equitable Equivalent. In case any event shall occur as to which the provisions of Section 10(a) above are not strictly applicable but the failure to make any adjustment would not, in the reasonable, good faith opinion of the Holder, fairly protect the rights and benefits of the Holder represented by this Warrant Certificate in accordance with the essential intent and principles of Section 10(a), then, in any such case, at the request of the Holder, the Company shall submit the matter and issues raised by the Holder to an Independent Advisor, which shall give its opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in Section 10(a), to the extent necessary to preserve, without dilution, the rights and benefits represented by this Warrant Certificate. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Holder and shall make the adjustments described therein, if any. Costs and expenses of the Independent Advisor shall be shared 50/50 by the Company and the Holder.
(c)    No Avoidance. The Company shall not, by way of amendment of any of its Organic Documents or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant Certificate, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against dilution or other impairment as if the Holder was a shareholder of the Company entitled to the benefit of fiduciary duties afforded to shareholders under Delaware law.
Section 11.    Compliance with the Securities Act.
(a)    Agreement to Comply with the Securities Act, etc.
(i)    Legend. The Holder, by acceptance of this Warrant Certificate, agrees to comply in all respects with the provisions of this Section 11 and the restrictive legend requirements set forth on the face of this Warrant Certificate and further agrees that it shall not offer, sell or otherwise dispose of this Warrant Certificate or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act. Subject to clause (ii) below, this Warrant Certificate and all Warrant Shares issued upon exercise of this Warrant Certificate (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:
“THIS WARRANT CERTIFICATE AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE

QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IN EACH CASE, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”
(ii)    Removal of Restrictive Legends. Neither this Warrant Certificate nor any certificates evidencing Warrant Shares issuable or deliverable under or in connection with this Warrant Certificate shall contain any legend restricting the transfer thereof (including the legend set forth above in clause (i)) in any of the following circumstances: (A) following any sale of this Warrant Certificate or any Warrant Shares issued or delivered to the Holder under or in connection here with pursuant to Rule 144, (B) if this Warrant Certificate or Warrant Shares are eligible for sale under clause (b)(1) of Rule 144, or (C) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) (collectively, the “Unrestricted Conditions”). If the Unrestricted Conditions are met at the time of issuance of this Warrant Certificate or Warrant Shares, as the case may be, shall be issued free of all legends.
(iii)    Replacement Warrant Certificate. The Company agrees that at such time as the Unrestricted Conditions have been satisfied it shall promptly (but in any event within five (5) Business Days) following written request from the Holder issue a replacement Warrant Certificate or replacement Warrant Shares, as the case may be, free of all restrictive legends.
(iv)    Sale of Unlegended Shares. The Holder agrees that the removal of the restrictive legend from this Warrant Certificate and any certificates representing securities as set forth in Section 11(a)(ii) above is predicated upon the Company’s reliance that the Holder will sell this Warrant Certificate or any such securities pursuant to either an effective Registration Statement or otherwise pursuant to the requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if such securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein.
(b)    Representations of the Holder. In connection with the issuance of this Warrant Certificate, the Holder represents, as of the Issue Date, to the Company by acceptance of this Warrant Certificate as follows:
(i)    The Holder is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant Certificate and the Warrant Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant Certificate or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act.
(ii)    The Holder understands and acknowledges that this Warrant Certificate and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such Laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.
(iii)    The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this Warrant Certificate and the Warrant Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant Certificate and the business, properties, prospects and financial condition of the Company.
Section 12.    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12).
If to the Company:      ArcherDX, Inc.
2477 55th Street, Suite 202
Boulder, CO 80301
Attention: Jason Myers
Email: [Intentionally omitted]
with a copy to:            Cooley LLP
380 Interlocken Crescent, Suite 900
Broomfield, CO 80021
Attention: Brent Fassett
Email: [Intentionally omitted]
If to the Holder:          Perceptive Credit Holdings II, LP
c/o Perceptive Advisors LLC
51 Astor Place, 10th Floor
New York, NY 10003
Attention: Sandeep Dixit
E-mail: [Intentionally omitted]
with a copy to:            Morrison & Foerster LLP
250 West 55th Street
New York, NY 10019
Attention: Mark Wojciechowski, Esq.
Facsimile: (212) 468-7900
E-mail: [Intentionally omitted]

Section 13.    Cumulative Remedies. Except to the extent expressly provided in Section 7 to the contrary, the rights and remedies provided in this Warrant Certificate are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at Law, in equity or otherwise.
Section 14.    Entire Agreement. This Warrant Certificate constitutes the sole and entire agreement of the parties to this Warrant Certificate with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.
Section 15.    Successor and Assigns. This Warrant Certificate and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors and permitted assigns of the Holder. Such successor or permitted assign of the Holder shall be deemed to be the “Holder” for all purposes hereunder.
Section 16.    No Third-Party Beneficiaries. Except as expressly provided in Section 5 above, this Warrant Certificate is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant Certificate.
Section 17.    Headings. The headings in this Warrant Certificate are for reference only and shall not affect the interpretation of this Warrant Certificate.
Section 18.    Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant Certificate may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant Certificate shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 19.    Severability. If any term or provision of this Warrant Certificate is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant Certificate or invalidate or render unenforceable such term or provision in any other jurisdiction.
Section 20.    Governing Law. This Warrant Certificate shall be governed by and construed in accordance with the internal Laws of the State of New York without effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.
Section 21.    Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based on this Warrant Certificate or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of New York, in each case located in the city and county of New York. Each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified or registered mail to such party’s address set forth in Section 12 shall be effective service of process for any suit, action or other proceeding, and the parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding has been brought in an inconvenient forum.
Section 22.    Counterparts. This Warrant Certificate may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant Certificate delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant Certificate.
Section 23.    No Strict Construction. This Warrant Certificate shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has duly executed this Warrant Certificate on the Issue Date.

ARCHERDX, INC.

By
Name:
Title:

Accepted and agreed,
PERCEPTIVE CREDIT HOLDINGS II, LP
By: PERCEPTIVE CREDIT OPPORTUNITIES GP, LLC, its general partner

By
Name:	Sandeep Dixit
Title:	Chief Credit Officer

By
Name:	Sam Chawla
Title:	Portfolio Manager

Exhibit A
to Warrant Certificate
FORM OF EXERCISE CERTIFICATE
(To be signed only upon exercise of Warrant Certificate)
To:    ArcherDX, Inc.
[Address]
[Attention]
The undersigned, as holder of a right to purchase Warrant Shares (as defined in the Warrant Certificate) of ArcherDX, Inc., a Delaware corporation (the “Company”) pursuant to that certain Warrant Certificate of the Company, dated as of [ISSUE DATE] and bearing Warrant Certificate No. [WARRANT CERTIFICATE NUMBER] (the “Warrant Certificate”), a copy of which is attached to this Exercise Certificate, hereby irrevocably elects to exercise the purchase right represented by such Warrant Certificate for, and to purchase thereunder, [________ (_____)] Warrant Shares of the Company and herewith makes payment with this Exercise Certificate of [___________ Dollars ($________)] therefor by the following method.
(Check all that apply):
☐  The undersigned hereby elects to make payment of the Aggregate Exercise Price of [______________________ Dollars ($_________)] for [(_______)] shares of Series B Preferred Stock using the method described in Section 3(b)(i).
☐  The undersigned hereby elects to make payment of the Aggregate Exercise Price of [______________________Dollars ($________)] for [(_______)] shares of Series B Preferred Stock using the method described in Section 3(b)(ii).
☐  The undersigned hereby elects to make payment of the Aggregate Exercise Price of [_______ Dollars ($_______)] for [(______)] shares of Series B Preferred Stock using the method described in Section 3(b)(iii).
Unless otherwise defined herein, capitalized terms have the meanings provided in the Warrant Certificate.

DATED:

[HOLDER]

By
Name:
Title:

Exhibit I-21

Exhibit B
to Warrant Certificate
FORM OF ASSIGNMENT
[DATE OF ASSIGNMENT]
THE UNDERSIGNED, [NAME OF HOLDER], is the holder (in such capacity, the “Holder”) of a warrant certificate issued by ArcherDX, Inc., a Delaware corporation (the “Company”), bearing Warrant Certificate No. [WARRANT CERTIFICATE NUMBER] (the “Warrant Certificate”), entitling the Holder to purchase up to [___] Warrant Shares (as defined in the Warrant Certificate). Unless otherwise defined, capitalized terms used herein have the meanings ascribed thereto in the Warrant Certificate.
FOR VALUE RECEIVED, the Holder hereby sells, assigns and transfers to [NAME OF ASSIGNEE] (the “Assignee”) the right to acquire [all Warrant Shares entitled to be purchased upon exercise of the Warrant Certificate] [______ of the Warrant Shares entitled to be purchased upon exercise of the Warrant Certificate]. In furtherance of the foregoing assignment, the Holder hereby irrevocably instructs the Company to (i) memorialize such assignment on the Warrant Register as required pursuant to Section 6 of the Warrant Certificate, and (ii) pursuant to Section 7 of the Warrant Certificate, execute and deliver to the Assignee [and the Holder][a new Warrant Certificate][new Warrant Certificates] reflecting the foregoing assignment ([each] a “Substitute Warrant Certificate”).
The Assignee acknowledges and agrees that its Substitute Warrant Certificate and the Warrant Shares to be issued upon exercise thereof are being acquired for investment and that the Assignee will not offer, sell or otherwise dispose of its Substitute Warrant Certificate or any Warrant Shares to be issued upon exercise or conversion thereof except under circumstances which will not result in a violation of the Securities Act or any applicable state securities Laws. The Assignee represents and warrants for the benefit of the Company that the Assignee is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.
To the extent required pursuant to Section 11(a) of the Warrant Certificate, the Assignee acknowledges and agrees that a restrictive legend shall be applied to the Assignee’s Substitute Warrant and the Warrant Shares issuable upon exercise of such certificate substantially consistent with the legend set forth in Section 11(a)(i).
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto agree as set forth above as of the date first written above.

[HOLDER]

By
Name:
Title:

Accepted and agreed,

[NAME OF ASSIGNEE]

By
Name:
Title: